Exhibit 23.8

McElhanney Consulting Services Ltd.

March 21, 2018

TO:	Seabridge Gold Inc. United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the "Company") Consent of Expert

Ladies and Gentlemen:

Reference is made to the following report:

•	2016 KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study Update and Preliminary Economic Assessment dated October 6, 2016 (the "Report")

In connection with the Company’s Annual Report on Form 40-F (the “40-F”), to be filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, I, Brendon Masson, on behalf of R.W. Parolin, P.Eng., the original engineer who has retired, and on behalf of myself and McElhanney Consulting Services Ltd., hereby:

1.	consent to the public filing of the Report and the use of any extracts from or a summary of the Report in the 40-F;

2.	consent to the use of my name, R.W. Parolin’s name and McElhanney Consulting Services Ltd.'s name and references to the Report, or portions thereof, in the 40-F and to the inclusion or incorporation by reference of information derived from the Report in the 40-F;

3.	confirm that I have read the 40-F and that it fairly and accurately represents the information in the sections of the Report for which I am responsible; and

4.	confirm that I have read the 40-F and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

5.	assume responsibility for the disclosure, opinions and Report prepared by such individual in his place as if the disclosure, opinions, and Report were prepared by us.

Yours truly,

/s/ Brendon Masson
Brendon Masson, Engineering Division Manager